GulfMark Offshore Reports
 First Quarter 2009 EPS of $1.32
Before Special Items

April 26, 2009 - Houston - GulfMark Offshore, Inc. (NYSE:GLF) today announced results of operations for the three months ended March 31, 2009.  Net income for the first quarter of 2009 was $14.2 million, or $0.56 per diluted share. Excluding special items, which net to $0.76 per diluted share and which are detailed further below, earnings per share for the first quarter of 2009 was $1.32 per diluted share.

1st Quarter 2009 Compared to 1st Quarter 2008

Revenue for the first quarter of 2009 was $108.8 million, an increase of 30.5% over the same period in the prior year.  Operating income, excluding special items, was $43.2 million in the first quarter of 2009, an increase of 25% over the same period in 2008. GulfMark Americas, which was acquired on July 1, 2008, contributed revenue of $36.3 million during the first quarter and operating income of $15.0 million.

1st Quarter 2009 Compared to 4th Quarter 2008

Operating income, excluding special items, decreased $13.9 million, or 24.4%, for the first quarter of 2009 compared to the fourth quarter of 2008. The decrease came primarily from lower utilization in the North Sea, although both Southeast Asia and the Americas were slightly below the record levels obtained in the fourth quarter. A decrease in the average number of vessels also contributed to the reduction in operating income and reflected fewer available vessel days resulting from vessel sales in both the fourth quarter of 2008 as well as the first quarter of 2009.

Commentary

Commenting on the results, Bruce Streeter, President and CEO, said, “This year, as in most past years, we anticipated lower first quarter demand in the North Sea. We took advantage of the seasonal weakness through a number of actions designed to enhance the North Sea fleet position for future periods including: (1) mobilization of two vessels back to the North Sea from Egypt; (2) maintenance actions on two vessels; (3) completion of three planned dry docks; (4) upgrade of two vessels to DP2 (dynamic positioning); and (5) the completion of DP1 installation on a third vessel. Although we experienced a slight improvement in the consolidated average day rate as compared to the fourth quarter of 2008, the impact of currency and the actions mentioned above resulted in a minor reduction in the North Sea average day rate. In the Gulf of Mexico, contract cover allowed rates and

GulfMark Offshore, Inc.
Press Release
April 26, 2009

utilization to hold until late in the quarter when day rates and utilization opportunities for the smaller PSVs and the FSV/crewboats came under significant pressure.  We took delivery of two vessels during the quarter: the Swordfish, a Gulf of Mexico crewboat that we announced in the last earnings release; and late in the quarter we took delivery of the Cherokee, a 250 foot AHTS vessel that went immediately on a long term contract in Southeast Asia. In addition, we took delivery of the Blacktip, a 181 foot FSV, in mid-April that went immediately to work in the Gulf of Mexico.

We continually monitor market conditions to determine the optimal mix of term versus spot contract coverage.  The impact of the overall economic conditions and the resulting reduction in industry activity will increase the number of vessels available in the spot market. We expect that this will put pressure on near-term utilization. Our best protection from current conditions is our forward contract cover, the percentage of days existing vessels are under contract or option. Currently, our contract cover for the remainder of 2009 is 64%.  Despite the market developments of the first quarter of 2009, our contract cover for 2010 increased to 38% from the 34% we reported last quarter, a level that is consistent with the forward year contract cover we experienced for 2007 and 2006.”

Special Items

The following is a description of the special items referred to above that impact the comparability of the first quarter of 2009 to previous quarters. A reconciliation of these items to their most comparable U.S. GAAP measurement is included in the tables at the end of this press release.

We previously announced an impairment of the construction in progress balance related to three vessels we were constructing for the Gulf of Mexico market for delivery in the first half of 2010. The impairment charge was $46.2 million with an after-tax impact of $29.2 million, or $1.16 per diluted share. While the Company intends to pursue all contractual and legal remedies available to recover its investment, due to the uncertainty of recovery, the Company is taking an impairment charge for the full amount of its investment in these vessels.

Gains on disposal of vessels of $4.6 million, or $0.18 per diluted share, include the sale in the first quarter of the 1986 built Highland Sprite, which resulted in a net gain of $3.2 million. Additionally, during the first quarter one of our vessels, the 1976 built Sea Searcher, sustained damage that resulted in a total loss for insurance purposes. Insurance proceeds resulted in a gain of $1.4 million on this involuntary conversion.

The first quarter of 2009 also includes a net tax benefit of $5.5 million, or $0.22 per diluted share, related principally to changes enacted in January 2009 by the Norwegian taxing authority.

Liquidity and Capital Commitments

Cash flow from operations totaled $37.1 million for the three months ended March 31, 2009, compared to $23.0 million for the same period in 2008. Estimated cash commitments for the remainder of 2009 for the new build program total approximately $71.1 million and are expected to be funded from cash on hand. Liquidity at quarter-end was $259.1 million, consisting of $168.4

GulfMark Offshore, Inc.
Press Release
April 26, 2009

million of working capital and $90.7 million available under the $175.0 million revolving credit facility.  Total debt at March 31, 2009 was $477.2 million and cash on hand was $116.4 million.

Conference Call Information

GulfMark will conduct a conference call to discuss the earnings with analysts, investors and other interested parties at 9:00 a.m. EDT on Monday, April 27, 2009.  Those interested in participating in the conference call should call (877) 381-5943 (international callers should use (973) 638-3424) five minutes in advance of the start time and ask for the GulfMark First Quarter Earnings conference call.  A telephonic replay of the conference call will be available for four days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing (800) 642-1687 (international callers should use (706) 645-9291) and entering access code 96597068.  The conference call will also be available via audio webcast and available for podcast download and can be accessed from the Investor Relations section of GulfMark’s website at www.GulfMark.com or by visiting www.InvestorCalendar.com.  The webcast will be available for replay until July 27, 2009.  A transcript of the call will be filed with the SEC on Form 8-K as soon as practicable.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of 95 offshore support vessels serving every major offshore energy market throughout the world.

Contact:
James (Jay) Harkness, Vice President of Investor Relations and Treasurer E-mail: Jay.Harkness@GulfMark.com (713) 963-9522
Edward A. Guthrie, Executive Vice President & CFO E-mail: Ed.Guthrie@GulfMark.com (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Forward-looking statements contained in this document include statements regarding GulfMark’s expectation regarding its first quarter impairment charge and the likelihood of any recovery of its investment. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. Among the factors that could cause actual results to differ materially from historical results, or from results or outcomes expected or sought by GulfMark, are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; inability to complete or delay or cost overruns on construction projects and other material factors that are described from time to time in GulfMark’s filings with the SEC, including its Form 10-K for the quarter and year ended December 31, 2008. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
April 26, 2009

Reconciliation of Non-GAAP Measures

	Three Months Ended March 31, 2009
	Operating Income	Tax Provision Benefit (Provision)	Net Income	Diluted EPS
	(in millions, except per share data)

Before Special Items	$43.2	$(2.5)	$33.3	$1.32

Impairment Charge	$(46.2)	$17.0	$(29.2)	$(1.16)
Gains on Disposal of Vessels	4.6	-	4.6	0.18
Foreign Tax Benefit, Net	-	5.5	5.5	0.22
	$(41.6)	$22.5	$(19.1)	$(0.76)

U.S. GAAP	$1.6	$20.0	$14.2	$0.56

Statement of Operations (unaudited)	Three Months Ended
(in thousands, except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008

Revenue	$108,795	$121,883	$124,616	$81,893	$83,348
Direct operating expenses	40,482	39,833	46,482	29,912	27,698
Drydock expense	2,238	1,493	3,504	2,630	3,692
General and administrative expenses	10,540	10,923	11,123	9,421	8,777
Depreciation and amortization expense	12,370	12,574	13,463	9,515	8,748
Gain on Disposal of Vessels	(4,632)	(16,054)	(2,347)	(16,407)	(3)
Impairment charge	46,247	-	-	-	-
Operating Income	1,550	73,114	52,391	46,822	34,436

Interest expense	(5,137)	(7,023)	(5,151)	(935)	(1,182)
Interest income	60	469	385	296	296
Foreign currency gain (loss) and other	(2,206)	(714)	2,278	195	(150)
Income before income taxes	(5,733)	65,846	49,903	46,378	33,400
Income tax benefit (provision)	19,954	(6,526)	(4,484)	403	(1,136)
Net Income	$14,221	$59,320	$45,419	$46,781	$32,264

Earnings per share:
Basic	$0.57	$2.39	$1.83	$2.06	$1.43
Diluted	$0.56	$2.35	$1.78	$2.00	$1.40

Weighted average common shares	24,978	24,867	24,865	22,661	22,543
Weighted average diluted common shares	25,190	25,195	25,445	23,334	23,116

GulfMark Offshore, Inc.
Press Release
April 26, 2009

Operating Statistics	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008
Revenue by Region (000’s)
North Sea based fleet	$43,911	$52,995	$59,169	$53,452	$60,508
Southeast Asia based fleet	17,669	20,354	21,094	20,175	16,228
Americas based fleet	47,215	48,534	44,353	8,266	6,612

Rates Per Day Worked
North Sea based fleet	$21,073	$21,176	$23,449	$21,766	$24,974
Southeast Asia based fleet	20,699	19,928	18,844	17,992	14,335
Americas based fleet	17,302	17,090	16,815	15,854	13,062

Overall Utilization
North Sea based fleet	84.5%	96.8%	94.1%	95.3%	92.4%
Southeast Asia based fleet	87.2%	99.2%	97.2%	86.6%	96.8%
Americas based fleet	92.9%	95.7%	93.9%	85.5%	88.0%

Average Owned/Chartered Vessels
North Sea based fleet	25.9	26.3	27.0	27.0	28.3
Southeast Asia based fleet	11.2	11.3	12.8	14.8	13.0
Americas based fleet	33.2	32.7	31.0	7.0	6.3
Total	70.3	70.3	70.8	48.8	47.6

Drydock Days
North Sea based fleet	46	29	28	51	45
Southeast Asia based fleet	26	-	5	21	13
Americas based fleet	-	-	55	84	37
Total	72	29	88	156	95

Expenditures (000’s)	$2,238	$1,493	$3,504	$2,630	$3,692

	At April 17, 2009		At April 15, 2008
	2009(1)	2010(2)	2008(1)	2009(2)
Forward Contract Cover
North Sea based fleet	72%	48%	90%	54%
Southeast Asia based fleet	76%	50%	75%	55%
Americas based fleet	56%	27%	96%	89%
Total	65%	38%	87%	60%

(1)Forward contract cover represents number of days vessels are under contract or option by customers for the remaining quarters of the current year divided by total remaining days existing vessels are available for charter hire for the same period.

(2)Represents full calendar year.

GulfMark Offshore, Inc.
Press Release
April 26, 2009

	Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total

Owned Vessels as of February 26, 2009	26	11	34	71

Newbuild Deliveries	-	1	1	2
Sales/Disposition	(1)	(1)	-	(2)
Intersegment Transfers	-	-	-	-

Owned Vessels as of April 27, 2009	25	11	35	71

Managed Vessels	17	2	5	24

Total Fleet as of April 27, 2009	42	13	40	95

	As of	As of
Balance Sheet Data (unaudited) ($000)	March 31, 2009	December 31, 2008
Cash and cash equivalents	$116,410	$100,761
Working capital	168,410	138,006
Vessel and equipment, net	1,057,366	1,035,436
Construction in progress	73,652	134,077
Total assets	1,545,584	1,556,967
Long term debt(1)	458,215	462,941
Shareholders’ equity	873,981	854,843

(1)Short-term portion of long-term debt included in Working Capital above.

	Three Months Ended	Three Months Ended
Cash Flow Data (unaudited) ($000)	March 31, 2009	March 31, 2008
Cash flow from operating activities	$37,050	$23,002
Cash flow used in investing activities	(17,246)	(47,748)
Cash flow used in financing activities	(3,935)	328